UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2021

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Richmond, Virginia 23226

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 404-9668

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 31, 2021 (the “Closing Date”), Bay Banks of Virginia, Inc. (the “Company”), the holding company of Virginia Commonwealth Bank (“VCB”), completed the transactions contemplated by the Agreement and Plan of Reorganization, dated as of August 12, 2020, as amended on November 6, 2020, between the Company and Blue Ridge Bankshares, Inc. (“Blue Ridge”), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank”), and a related Plan of Merger (the “Merger Agreement”). On the Closing Date, (i) the Company merged with and into Blue Ridge, with Blue Ridge continuing as the surviving corporation (the “Merger”) and (ii) immediately following the effective time of the Merger (the “Effective Time”), VCB was merged with and into Blue Ridge Bank, with Blue Ridge Bank continuing as the surviving bank (together with the Merger, the “Mergers”).

At the Effective Time, pursuant to the terms of the Merger Agreement, in exchange for each share of the Company’s common stock, the Company’s shareholders received 0.5000 shares of Blue Ridge common stock, plus cash in lieu of any fractional shares (the “Merger Consideration”). Each option to purchase shares of the Company’s common stock, whether vested or unvested, was converted into an option to acquire shares of Blue Ridge common stock, on terms and conditions adjusted as provided for in the Merger Agreement. Each restricted stock award of the Company that was unvested or contingent vested and was converted into the right to receive the merger consideration payable under the Merger Agreement with respect to shares of the Company’s common stock.

The foregoing summary of the Merger Agreement and the Mergers is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosure set forth under Item 2.01 is incorporated by reference into this Item 3.03.

Item 5.01	Changes in Control of Registrant.

On January 31, 2021, pursuant to the terms of the Merger Agreement, Blue Ridge completed the acquisition of the Company through the merger of the Company with and into Blue Ridge, with Blue Ridge continuing as the surviving corporation. As a result of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to such time was automatically cancelled and converted into the right to receive the Merger Consideration. The aggregate amount paid by Blue Ridge for the Merger Consideration was approximately 6,627,729 shares of the Blue Ridge common stock, which had a value of approximately $124.8 million based on the closing price of Blue Ridge common stock on January 29, 2021.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Also on January 31, 2021, C. Frank Scott, III retired as President of VCB. Mr. Scott also served as Chairman of the Board of Directors of the Company and, pursuant to the terms of the Merger Agreement, has been appointed to serve on the Board of Directors of Blue Ridge.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 12, 2020, as amended on November 6, 2020, by and between Blue Ridge Bankshares, Inc. and Bay Banks of Virginia, Inc. (incorporated by reference to Appendix A to the joint proxy statement/prospectus included in Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-249438) filed on December 9, 2020). (Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2) of Regulation S-K. Such schedules and attachments are described in the Agreement and Plan of Reorganization. Blue Ridge Bankshares, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or attachment upon request.).

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE BANKSHARES, INC.
(as successor to Bay Banks of Virginia, Inc.)

By:	/s/ Judy C. Gavant
Judy C. Gavant
Executive Vice President and Chief Financial Officer

February 1, 2021